EXHIBIT 99.1

INTEGRITY BANCSHARES, INC. REPORTS 3rd QUARTER EARNINGS

Alpharetta, GA — Integrity Bancshares, Inc. (OTCPK: ITYC) today announced earnings results for the quarter ended September 30, 2004.

Net income for the 3rd quarter was $978,200, or $0.23 per diluted share. Year-to-date net income through the 3rd quarter was $2,729,100, or $0.76 per diluted share. This is an increase of 65% and 48% over last year’s quarterly and year-to-date net income of $594,600 and $1,847,600, respectively.

Total assets as of September 30, 2004 were $404,683,600, an increase of 58% over the amount as of the same period last year of $256,883,200. Year-to-date return on average assets and average equity was 1.12% and 11.75%, respectively, compared to 1.20% and 12.58% for the same period last year.

The earnings growth is primarily due to an increase in earning assets, which generated additional net interest income for the quarter and year-to-date of $1,614,200 and $4,312,100 over the same periods last year. The company continues to maintain a well-capitalized position for regulatory purposes.

A public stock offering, which began in March, 2004, was completed in August, with a total of 1,512,935 shares of stock being sold at $13.50 per share. Total proceeds from the offering were $20,424,600. The proceeds will be used to maintain a well-capitalized status and fund future growth.

The Company has retained SunTrust Bank as the transfer agent for the common stock. See the investor relations page of the Company’s website (www.myintegritybank.com) for contact information.

Integrity Bancshares, Inc. is the holding company for Integrity Bank, located in Alpharetta, Georgia. The bank began operations on November 1, 2000 in its Main Office located at 11140 State Bridge Road. A second branch was opened at 900 Woodstock Road in Roswell, Georgia in July, 2003. A third branch opened at 1650 Cumberland Parkway in Smyrna, Georgia in June, 2004.

Morgan Keegan & Company, Inc. serves as the principal market maker of the common stock of the Company. Mr. Leonard H. Seawell, Senior Vice President of Morgan Keegan, is the principal contact at Morgan Keegan (404-240-6751).

The primary investor contact at Integrity Bancshares, Inc. is Mr. Jeff L. Sanders, Senior Vice-President & C.F.O.